Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into by and between NutraCea, a California corporation with principal offices at 5090 40th North Street, Suite 400, Phoenix, Arizona 85018 (“NutraCea” or the “Employer”) and W. John Short (“Employee”) effective as of July 6, 2009 (the “Effective Date”), as follows:

AGREEMENT

1.            Employment. NutraCea wishes to employ Employee and Employee agrees to provide services for NutraCea on the terms and conditions set forth below.

2.            Employment; Scope of Employment. Employee shall be employed as President of NutraCea, reporting to the interim Chief Executive Officer of NutraCea, and shall have such authorities, duties and responsibilities with regard to NutraCea as are customarily associated with the position of President for companies of the nature and size of NutraCea, as well as such other duties and responsibilities as may be reasonably assigned from time to time by the Board of Directors of NutraCea (the "Board") consistent with such position.

2.1            Appointment as Chief Executive Officer; Nomination to the Board.

(a)            NutraCea may, in its discretion, during the Term (as defined below), offer to Employee in writing the appointment as NutraCea's Chief Executive Officer. Employee shall accept or reject such appointment promptly following receipt of such written notice. If Employee accepts such appointment, then commencing on the date of acceptance or such later date as is agreed upon by the parties ("CEO Effective Date") Employee shall be the Chief Executive Officer and highest ranking executive officer of NutraCea, managing the overall operations and resources of NutraCea, subject to such limitations as are imposed by the Board consistent with his status as Chief Executive Officer. During his employment with NutraCea as the Chief Executive Officer, Employee shall report solely and directly to the Board.

(b)            Upon his appointment as Chief Executive Officer, Employee shall be nominated by NutraCea for election to the Board or shall be appointed the fill a vacancy on the Board, should a vacancy exist on the CEO Effective Date.

2.2           Efforts. Employee shall devote substantially all of his business time and attention, and use his best reasonable efforts, to the business and affairs of NutraCea. However, nothing in this Agreement shall preclude Employee from serving on the boards of a reasonable number of trade associations and charitable organizations, engaging in charitable activities and community affairs, and managing his personal investments and affairs, so long as such activities do not, either individually or in the aggregate, materially interfere with the proper performance of his duties and responsibilities hereunder. In addition to the foregoing, NutraCea expressly agrees that Employee may serve on the Boards of Directors or Advisory Boards of up to four companies while employed by NutraCea, provided that each of such four companies are not in engaged in any activity or other business that is competitive with NutraCea's business operations and so long as such activities do not, either individually or in the aggregate, materially interfere with the proper performance of his duties and responsibilities hereunder.

2.3           Rules. Employee shall be bound by all the policies, rules, regulations plans, programs, agreements and arrangements of NutraCea now in force, including but not limited to the 2005 Plan, as defined below (collectively, the “Existing Company Arrangements”), and by all other policies, rules, regulations, plans, programs, agreements and arrangements as may be hereafter implemented (collectively, the “New Company Arrangements” and, together with the Existing Company Arrangements, the “Company Arrangements” and shall faithfully observe and abide by the same.

2.4           Exclusive Services. During the Term, Employee shall not, directly or indirectly, whether as a partner, employee, creditor, shareholder, independent contractor or otherwise, promote, participate or engage in any activity or other business that is competitive with NutraCea's business operations; provided, however, that this provision shall not preclude or prohibit Employee from holding or obtaining an indirect and passive beneficial ownership, through a mutual fund or similar arrangement, of up to one percent of any publicly-held company which is competitive with NutraCea as long as he does not otherwise promote, participate or engage in the business operations of such company. Employee agrees that Employee shall not enter into an agreement to establish, form, contract with or become employed by a competing business of NutraCea while Employee is employed by NutraCea.

2.5           Non-Solicitation. To the fullest extent permissible under applicable law, Employee agrees that both during the Term and for a period of two (2) years following termination of this Agreement, Employee shall not take any action to induce employees or independent contractors of NutraCea to sever their relationship with NutraCea or to accept an employment or an independent contractor relationship with any other business,

3.           Term and Termination; Payments upon Termination.

3.1          Term and Termination. Unless earlier terminated as described below, NutraCea hereby employs the Employee under this Agreement for a period commencing on the Effective Date and ending on June 30, 2012 (the “Term”). The period commencing on the Effective Date and ending on June 30, 2010, and each succeeding twelve (12) month period during the Term, are each referred to herein as a “Contract Year.” The Term shall be extended automatically for successive one-year terms unless either party notifies the other party in writing at least one hundred and eighty (180) days prior to the expiration of the then-effective Term of such party's intention not to renew this Agreement.

3.1.1           Termination for Cause. No termination of Employee's employment hereunder for Cause shall be effective unless NutraCea shall first have given written notice to Employee (the “Cause Notice”) of its intention to terminate Employee for Cause, such Cause Notice (x) to state in detail the particular circumstances that constitute the grounds on which the proposed termination for Cause is based and (y) to be given no later than ninety (90) days after NutraCea first learns of such circumstances. “Cause” for termination of Employee's employment shall mean the occurrence of any of the following:

(a)            Employee breaches a material term of this Agreement, which breach remains uncured for thirty (30) days after delivery of the Cause Notice (which Cause Notice shall describe the breach in sufficient detail to allow Employee the reasonable opportunity to cure the breach, if susceptible of being cured, within such thirty (30) day period);

(b)            Employee has been grossly negligent or engaged in material willful or gross misconduct in the performance of his duties;

(c)            Employee has committed, as reasonably determined by the Board, or has been convicted by a court of law of fraud, moral turpitude, embezzlement, theft, other similar criminal conduct, or any felony;

(d)            Employee's habitual misuse of alcohol, drugs, or any controlled substance; or

(e)            Employee’s (i) breach of the Proprietary Information Agreement attached hereto as Exhibit A or (ii) failure to timely accept NutraCea's written offer to become the Chief Executive Officer of NutraCea

3.1.2         Termination for Good Reason.

(a)            Employee may terminate this Agreement for Good Reason, as defined herein, subject to and provided that Employee complies with the requirements of Section 3.1.2(b). As used herein, “Good Reason” means (1) any material breach by NutraCea of any provision of this Agreement; (ii) a material diminution of Employee's duties or responsibilities, or the assignment of duties or responsibilities to Employee that are not consistent or commensurate with and his position as President or Chief Executive Officer, as applicable (not including any reduction in Employee's duties during any investigation or proceedings initiated by NutraCea in good faith pursuant to Section 3.1.1 with regard to a possible termination of Employee for Cause); (iii) any reduction of Employee's Base Salary; or (iv) the failure of NutraCea, on or before August 31, 2009, to appoint Employee as NutraCea's Chief Executive Officer, unless an event of Cause has occurred prior to such date.

(b)            In order to terminate this Agreement for Good Reason, Employee shall provide NutraCea with (i) written notice of the Good Reason (which notice must be delivered within 90 days following the date Employee first learns of the occurrence of the event constituting Good Reason and which notice shall describe the particulars of NutraCea's breach in sufficient detail to allow NutraCea the reasonable opportunity to remedy or eliminate the Good Reason(s), if susceptible of being remedied or eliminated); and (ii) 30 days within which to remedy or eliminate the Good Reason(s). In the event that Employee provides such notice and NutraCea fails to remedy or eliminate the Good Reason(s) within such 30-day period, Employee shall be entitled to provide NutraCea with written notice (of not less that thirty (30) days) that Employee is terminating this Agreement as a result of such Good Reason(s).

3.1.3           Voluntary Termination of Employment.  Employee agrees (a) to provide at least one hundred and eighty (180) days' prior written notice (a “Voluntary Termination Notice”) of his intention to voluntarily terminate his employment with NutraCea for any reason other than Good Reason, death or Disability (as defined below) (a “Voluntary Termination”) and (b) to specify in such notice a fixed date for the Voluntary Termination. A termination of this Agreement by reason of Employee's non-renewal shall be deemed to be a Voluntary Termination.

3.2           Payments upon Termination.

3.2.1        For Cause, Voluntary Termination, or Disability. If NutraCea terminates Employee's employment for Cause, or if Employee terminates by Voluntary Termination, or if either party terminates this Agreement due to Employee's Disability: (a) Employee shall be entitled to receive in a cash lump sum payment (less normal and customary deductions and withholdings) an amount equal to all accrued but unpaid compensation (including accrued but unused vacation leave) as of the date of such termination (such payment shall be made within the time period required by applicable law, but in no event later than thirty (30) days following the date of termination); and (b) all unvested Options (as defined below) shall terminate effective as of the date of termination, and, subject to Section 4.4, all vested Options shall remain outstanding and exercisable for twenty four (24) months following the date of termination.

3.2.2         Without Cause, for Good Reason, or Death.

(a) In the event Employee's employment is terminated (i) by NutraCea other than for Cause (including by reason of NutraCea's election not to renew this Agreement pursuant to Section 3.1), (ii) by Employee for Good Reason, or (iii) due to Employee's death, Employee (or Employee's estate or legal representative) shall be entitled to:

(A)         a cash lump sum payment an amount equal to (1) all previously accrued but unpaid compensation (including accrued but unused vacation leave) as of the date of such termination, (2) a bonus for the year in which the date of termination occurs (determined by calculating the accrued portion of the non-discretionary annual bonus, based on the specified objective criteria  of the adopted bonus plan, for the year in which the date of termination occurs), and (3) the Base Salary and annual bonuses (determined, for this purpose, at the Target bonus level, as defined in Section 4.22(a)) that Employee would have been paid had he remained employed with NutraCea for the remainder of the then-current Term or, if longer, for the 12-month period following the date of termination (the amount described in this Section 3.2.2(a)(A)(3), the “Severance Payment”); and all payments due under this Section 3 .2.2(a)(A) to be made no later than ten (10) days following the effective date of a mutual general release in a reasonable form mutually agreed, and signed, by both Employee and NutraCea); and

(B)       in the event of the termination of Employee's employment (1) by Employee for Good Reason under Section 3.1.2(a)(iv), the immediate vesting of the Initial Option (but the Second Option and Third Option shall immediately lapse and be forfeited), and the Initial Option shall remain outstanding and exercisable until the second year anniversary of the termination, and (2) for any other reason set forth in the premise of this Section 3.2.2(a), the immediate vesting of all unvested Options then held by Employee, all of which shall be immediately exercisable (and all Options shall remain outstanding and exercisable until the second year anniversary of the termination).

(b) For purposes of this Agreement, “Disability” shall mean that Employee, due to a physical or mental disability, has been substantially unable to perform his duties under this Agreement for a continuous period of ninety (90) days or longer, or for one hundred and twenty (120) days or more in any twelve (12)-month period.

 3.2.3       Reimbursement for Relocation Expenses Following Termination  without Cause, for Good, Reason, _Death, Disability or NutraCea’s  Failure to Renew.  In the event Employee's employment is terminated (i) by NutraCea other than for Cause (including by reason of NutraCea's notification of its intention not to renew this Agreement pursuant to Section 3.1), (ii) by Employee for Good Reason, or (iii) due to Employee's death or Disability, Employee (or Employee's estate or legal representative) shall be entitled to receive in a cash lump sum payment an amount equal to all reasonable moving expenses actually incurred by Employee (or Employee's estate or legal representative) to relocate his family and personal possessions to Bend, Oregon, including both moving expenses and the realtor fees and closing costs incurred in the sale of his home in Phoenix, Arizona. Such payment shall be made promptly upon presentation by Employee (or his estate or legal representative) of appropriate supporting documentation in accordance with the expense reimbursement policies of NutraCea.

 3.2.4       Termination Upon a Change of Control. Within sixty (60) days prior to or ninety (90) days after the effective date of a Change of Control (as defined below), either NutraCea or Employee may, upon thirty (30) days' prior written notice to the other, terminate Employee's employment. In the event of any such termination of Employee's employment (and regardless of whether such termination occurs with or without such thirty (30) day notice), NutraCea shall pay to Employee (a) the severance and other benefits set forth in Section 3.2.2 and Section 3.2.3 and (b) an additional severance payment of an amount equal to the excess, if any, of (1) two times the sum of Employee's Base Salary and Target bonus level for the year in which the termination occurs, over (2) the amount of the Severance Payment. Such payment shall be payable in accordance with applicable law, but in no event later than thirty (30) days following the date of termination. For the purposes of this Agreement, the term “Change of Control” shall mean any of the following events: (x) the consummation of a merger or consolidation of NutraCea with any other entity which results in the voting securities of NutraCea outstanding immediately prior thereto failing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of NutraCea or such surviving entity outstanding immediately after such merger or consolidation, or (y) the sale, mortgage, lease or other transfer in one or more transactions not in the ordinary course of NutraCea's business of assets or earning power constituting more than fifty percent (50%) of the assets or earning power of NutraCea and its subsidiaries (taken as a whole) to any such person or group of persons.

3.2.5         Section 409A. Notwithstanding any provision of this Agreement to the contrary, if Employee is a "specified employee" as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), he shall not be entitled to any payments upon a termination of his employment under any arrangement that constitutes "nonqualified deferred compensation" under Section 409A until the earlier of (1) the date which is six months after his separation from service (as such term is defined in Section 409A of the Code and the regulations and other published guidance hereunder) for any reason other than death, or (ii) the date of Employee's death. After the Date of Termination, Employee shall have no duties or responsibilities that are inconsistent with having a separation from service as of such date. Any amounts otherwise payable to Employee following a termination of employment that are not so paid by reason of this Section 3.2.5 shall be paid promptly following, and in any event within fifteen (15) days following, the date that is six (6) months after Employee's separation from service (or, if earlier, the date of Employee's death).

4.             Compensation; Benefits.

4.1           Base Salary. Employee shall be paid at a rate which, on an annualized basis, equals three hundred thousand dollars ($300,000) per year, as adjusted pursuant to this Section 4.1 (“Base Salary”). The Base Salary shall be subject to normal payroll withholdings and NutraCea's standard payroll practices. Employee's Base Salary shall increase to three hundred fifty thousand dollars ($350,000) per year following the first Contract Year. Thereafter, for each subsequent Contract Year, Employee's Base Salary shall be subject to increase as determined by the Board.

4.2           Relocation Consideration; Bonus Amounts.

4.2.1.        Relocation Expenses. NutraCea shall reimburse Employee's reasonable expenses for (a) travel between the Phoenix, Arizona, area and the Bend, Oregon, area, (b) temporary housing in the Phoenix area, and (c) car rental or leasing in the Phoenix area, in each case from the Effective Date until August 31, 2010, or such earlier date that Employee relocates his family and family residence to Phoenix, Arizona. Employee shall obtain prior approval from Employer for all such reimbursable rental and lease agreements, which approval Employer shall not unreasonably withhold or delay. Within thirty (30) days following the relocation of Employee's family and family residence to Phoenix, Arizona, Employer shall (1) pay to Employee a one-time cash bonus of QM hundred and fifty thousand dollars ($150,000), and (ii) reimburse Employee for the documented and reasonable expenses incurred by Employee in moving his primary residence to Phoenix, Arizona, but not including the costs of selling his current family home or purchasing a new home.

4.2.2.        Annual Bonuses.

(a) Employee shall participate in any NutraCea annual bonus program that is applicable to senior officers of NutraCea as may be adopted and in effect from time to time (subject to the terms and conditions of any such program). Such annual bonus program shall be approved by the NutraCea Compensation Committee and shall set forth objective criteria for bonus payments based on the financial performance of NutraCea. Such annual bonus program also shall set forth a target bonus objective for Employee (“Target”), which Target initially shall be seventy-five percent (75%) of his Base Salary. The actual annual bonus amount, if any, shall be paid in a cash lump sum, but otherwise in accordance with the terms of such program.

(b) In addition, Employee shall be eligible for an annual discretionary bonus of up to one-hundred percent (100%) of his Base Salary as then in effect pursuant to Section 4.1 (and pro-rated for any partial year), as determined by the NutraCea Compensation Committee or Board of Directors, after first obtaining the recommendations of such third party compensation consultants as may be selected by NutraCea. Such bonus may be paid in cash or stock incentives or a combination of cash and stock incentives.

4.2.3.       Initial Bonus. NutraCea shall pay Employee an initial bonus (“Initial Bonus”) of one hundred thousand dollars ($100,000) to Employee, subject to and expressly contingent upon (i) NutraCea raising a minimum of seven million dollars ($7,000,000) in cash on or before December 31, 2009, from an equity or debt financing transaction, a sale of capital assets or equity in subsidiary entities, or any other transaction, but not including any operating revenues arising from operations in the ordinary course of business or any other transactions in the ordinary course of business, and (ii) Section 4.4. In the event Employee does not (a) timely accept NutraCea's written offer to become the Chief Executive Officer of NutraCea or (b) relocate his family and his family's residence to the Phoenix, Arizona, area on or before August 31, 2010, the Board may request that Employee (arid if the Board so requests, Employee shall) return the Initial Bonus to NutraCea.

4.3            Stock Options.

4.3.1.        Initial Option. NutraCea will grant to Employee, on the Effective Date, an option (“Initial Option”) to purchase 1,200,000 shares of NutraCea's common stock subject to this Agreement and pursuant to the terms and conditions of the NutraCea 2005 Equity Incentive Plan (“2005 Platt”) and an associated stock option agreement (“Initial Option Agreement”). Subject to the acceleration and Option termination provisions of this Agreement, the Plan and the Initial Option Agreement, the Initial Option shall vest as to (i) 400,000 shares on the earlier of August 15, 2009 or the CEO Effective Date (the “Initial Option First Tranche”), and (ii) 66,666 2/3 shares on the last business day of each calendar quarter of each Contract Year during the Term. The form of the Initial Option Agreement is attached as Exhibit C.

4.3.2        Second Option. NutraCea will grant to Employee, on the Effective Date, an additional stock option to purchase 2,400,000 shares of NutraCea's common stock (“Second Option”) subject to this Agreement and pursuant to the terms and conditions of the 2005 Plan and an associated stock option agreement (“Second Option Agreement”). Subject to the acceleration and Option termination provisions of this Agreement, the Plan and the Second Option Agreement, the Second Option shall vest as to (i) 800,000 shares on the CEO Effective Date, and (ii) 133,333 1/3 shares on the last business day of each calendar quarter of each Contract Year during the Term, provided that each such date is on or after the CEO Effective Date (any portion of the Second Option that does not vest due to the vesting date occurring prior to the CEO Effective Date instead shall vest on the CEO Effective Date). The form of the Second Option Agreement is attached as Exhibit D.

4.3.3.        Third Option.

(a)           NutraCea will grant Employee, on the Effective Date, an additional stock option to purchase 1,400,000 shares of NutraCea's common stock (“Third Option”, and together with the Initial Option and Second Option, the “Options”) subject to this Agreement and pursuant to the terms and conditions of the 2005 Plan and an associated stock option agreement (“Third Option Agreement”, and together with the Initial Option Agreement and the Second Option Agreement, the “Option Agreements”). Subject to the acceleration and Option termination provisions of this Agreement, the Plan and the Third Option Agreement, and provided that Employee has not provided a Voluntary Termination Notice, the Third Option shall vest and become fully exercisable on July 1, 2012. The form of the Third Option Agreement is attached as Exhibit E.

4.4.           Termination of Certain Items upon Refusal of Offer.  Notwithstanding any provisions herein to the contrary, if NutraCea offers to Employee the role of Chief Executive Officer during the initial Term in accordance with Section 2, and if Employee does not accept such offer and become the Chief Executive Officer of NutraCea, then (1) all of the Options (other than the Initial Option First Tranche) shall immediately terminate, shall be of no further force or effect, and shall not vest (or if previously vested, shall no longer be vested), and (ii) Employee shall not be entitled to (or immediately shall return to NutraCea if previously paid) the Initial Bonus, the relocation bonus set forth in Section 4.2.1(i), and any other bonus amounts paid or payable hereunder.

4.5.           Vacation and other Standard Benefits. Employee shall be entitled to five (5) weeks of paid vacation time per year. Employee may not accrue vacation time in excess of such five (5) week maximum. Accrual of vacation time shall be subject to the terms and conditions of NutraCea's vacation policy. Employee shall be entitled to health benefits in accordance with NutraCea's standard policies. In addition, Employee is entitled to paid holidays, sick leave and other benefits in accordance with NutraCea's standard policies. Employee shall also be entitled to participate in all benefit and perquisite arrangements generally made available to other senior executives of NutraCea other than the car allowance provided to certain senior officers of NutraCea.

4.6.           Business Expenses. Employee shall be reimbursed for reasonable business expenses which he incurs in the performance of his duties hereunder, in accordance with NutraCea's standard reimbursement policies.

4.7.           Attorney’s Fees Reimbursement. NutraCea shall pay, directly to Employee's attorneys, an amount equal to the attorneys' fees and other charges of counsel that Employee reasonably incurred in connection with the negotiation and execution of this Agreement and related agreements and arrangements, promptly upon presentation of appropriate supporting documentation and in accordance with the expense reimbursement policy of NutraCea, up to a cap of $40,000. NutraCea agrees to treat such payments as a "working condition fringe" as defined in Section 132(d) of the Code.

4.8           Inconsistencies. In the event of any inconsistency between any provision of this Agreement and any provision of any Company Arrangement, the provisions of this Agreement shall control.

5.            Employee's Representations. Employee represents and warrants to NutraCea that information provided by Employee about Employee to NutraCea in connection with Employee's employment and any supplemental information provided to NutraCea is, to the best of Employee's knowledge and information after good faith diligence and investigation, complete, true and materially correct. Employee has not omitted any information that is necessary to evaluate the information provided by Employee to NutraCea. Employee shall promptly notify NutraCea of any change in the accuracy or completeness of all such information.

6.            Trade Secrets. Employee acknowledges that NutraCea has gone to great time and expense to develop customers and to develop procedures and processes for development of products and services and the sales of products and services. Such procedures and processes in addition to various other types of proprietary information are included as part of the “confidential information” described in the “Proprietary Information Agreement” attached hereto as Exhibit A. Employee has previously executed the Proprietary Information Agreement or agrees to execute NutraCea's Proprietary Information Agreement contemporaneously with the execution of this Agreement and employment.

7.            Remedies for Breach of Covenant Regarding Confidentiality. The parties agree that the breach by Employee of any covenants contained in Sections 2.4, 2.5, and 6 will result in immediate and irreparable injury to NutraCea. In the event of any breach by Employee of the covenants contained in Sections 2.4, 2.5, or 6, NutraCea shall be entitled to seek recourse through all available legal and equitable remedies necessary or useful to prevent any likelihood of immediate or irreparable injury to NutraCea. The parties agree that, in the case of such a breach or threat of breach by Employee of any of the provisions of such Sections, NutraCea may take any appropriate legal action, including without limitation an action for injunctive relief, consisting of orders temporarily restraining and preliminarily and permanently enjoining such actual or threatened breach.

8.            Miscellaneous.

8.1           Choice of Law, Jurisdiction, Venue. The rights and obligations of the parties and the interpretation and performance of this Agreement shall be governed by the laws of Arizona, excluding its conflict of laws rules, except as such laws may be interpreted, enforced, or preempted by federal law.

8.2.           Entire Agreement. This Agreement, the Proprietary Information Agreement dated as of the Effective Date and described in Section 6, the Indemnification Agreement (as defined below) and the Option Agreements, contain the entire agreement among the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous oral and written agreements, understandings and representations among the parties. There are no representations, agreements, arrangements, or understandings, whether oral or written, between or among the parties relating to the subject matter of this Agreement that are not fully expressed herein and therein.

8.3           Notices. Any notice under this Agreement shall be in writing, and any written notice or other document shall be deemed to have been duly given (i) on the date of personal service on the parties, (ii) on the third business day after mailing, if the document is mailed by registered or certified mail, (iii) one day after being sent by professional or overnight courier or messenger service guaranteeing one-day delivery, with receipt confirmed by the courier, or (iv) on the date of transmission if sent by telegram, telex, telecopy or other means of electronic transmission resulting in written copies, with receipt confirmed. Any such notice shall be delivered or addressed to the parties at the addresses set forth above or at the most recent address specified by the addressee through written notice under this provision. Failure to conform to the requirement that mailings be done by registered or certified mail shall not defeat the effectiveness of notice actually received by the addressee.

8.4           Severability. NutraCea and Employee agree that should any provision of this Agreement be declared or be determined by any court or other tribunal (including an arbitrator) of competent jurisdiction to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms and provisions shall not be affected thereby, and said illegal, unenforceable or invalid part, term or provision shall be deemed not to be part of this Agreement.

8.5           Indemnification Agreement. On the Effective Date NutraCea and Employee shall enter into an Indemnification Agreement in the form attached hereto as Exhibit C (‘Indemnification Agreement”). NutraCea shall provide Employee with director's and officer's insurance coverage as and to the extent provided to the directors and other executive level officers of NutraCea.

8.6           Amendment. The provisions of this Agreement may be modified at any time by agreement of the parties; provided that such modification shall be ineffective unless in writing and signed by the parties hereto.

8.7           No Transfer or Assignment; No Third-Party Beneficiaries. The rights of Employee hereunder have been granted by NutraCea with the understanding that this Agreement is personal to, and shall be performed by Employee individually. This Agreement is not transferable or assignable by Employee in any manner. No person or entity other than NutraCea and Employee shall have any rights whatsoever under this Agreement or to recover damages on account of a breach of this Agreement. No person or entity other than NutraCea or Employee shall have any right to enforce any provision of this Agreement. No heir, successor or assign of Employee, whether voluntarily or by operation of law, shall have or succeed to any rights of NutraCea or Employee hereunder.

 8.8           Waiver.  Any of the terms or conditions of this Agreement may be waived at any time by the party entitled to the benefit thereof, but no such waiver shall affect or impair the right of the waiving party to require observance, performance or satisfaction of that term or condition as it applies on a subsequent occasion or of any other term or condition,

8.9         Resolution of Disputes.

8.9.1         Resolution of Disputes. NutraCea and Employee agree that, except as otherwise provided herein, any claim or controversy arising out of or pertaining to this Agreement or the termination of Employee's employment, including but not limited to, claims of wrongful treatment or termination allegedly resulting from discrimination, harassment or retaliation on the basis of race, sex, age, national origin, ancestry, color, religion, marital status, status as a veteran of the Vietnam era, physical or mental disability, medical condition, or any other basis prohibited by law (“Dispute”), shall be resolved through binding arbitration, as provided in this Section 8.9.

8.9.2         Binding Arbitration. The provisions of this Section 8.9 shall not preclude any party from seeking injunctive or other provisional or equitable relief in order to preserve the status quo of the parties pending resolution of a Dispute, and the filing of an action seeking injunctive or other provisional relief shall not be construed as a waiver of that party's arbitration rights. Except as provided herein, the arbitration of any Dispute between the parties to this Agreement shall be governed by the American Arbitration Association (‘AAA’) Commercial Arbitration Rules (the "AAA Rules").

8.9.3         Appointment of Arbitrator. Within thirty (30) days of service of a demand for arbitration by a party to this Agreement, the parties shall endeavor in good faith to select from the AAA list of labor and employment arbitrators a single arbitrator, who must be a licensed attorney; if the parties fail to do so within such 30-day period, an arbitrator shall be selected in accordance with the AAA Rules.

8.9.4         Initiation of Arbitration. In the case of any Dispute between the parties to this Agreement, either party shall have the right to initiate the binding arbitration process provided for in this paragraph by serving upon the other party a demand for arbitration within the statutory time period from the date the Dispute first arose.

8.9.5         Location of Arbitration. Any arbitration hearing shall be conducted in Phoenix, Arizona.

8.9.6         Applicable Law. The law applicable to the arbitration of any Dispute shall be, as provided in Section 8.1 and the Federal Arbitrator Act (Title 9, US Code, Section 1 et Seq.).

8.9.7        Arbitration Procedures. In addition to any of the procedures or processes available under the AAA Rules, the parties shall be entitled to conduct discovery sufficient to adequately arbitrate their claims and/or defenses, including access to relevant documents and witnesses, as determined by the arbitrator(s). In addition, either party may choose, at that party’s discretion, to request that the arbitrator(s) resolve any dispositive motions prior to the taking of evidence on the merits of the Dispute. In the event a party to the arbitration requests that the arbitrator(s) resolve a dispositive motion, the arbitrator(s) shall receive and consider any written or oral arguments regarding the dispositive motion, and shall receive and consider any evidence specifically relating thereto, and shall render a decision thereon, before hearing any evidence on the merits of the Dispute.

8.9.8         Scope of Arbitrators’ Award or Decision.  NutraCea and Employee agree that if the arbitrators find any Disputed claim to be meritorious, the arbitrators shall have the authority to order all forms of legal and/or equitable relief that would otherwise be available in court and that is appropriate to the claim. Any decision or award by the arbitrators shall be a reasoned opinion in writing citing facts and law and shall be specific enough to permit limited judicial review if necessary.

8.9.9         Costs of Arbitration; Attorneys’ Fees.  NutraCea and Employee agree that the arbitrators, in their discretion and consistent with applicable law, may award to the prevailing party the costs incurred by that party in participating in the arbitration process as long as they do not exceed those that would be incurred by Employee in a court action.

8.9.10       Acknowledgment of Consent to Arbitration.  NOTICE: BY EXECUTING THIS AGREEMENT THE PARTIES AGREE TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE "RESOLUTION OF DISPUTES" PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED HEREIN AND WAIVE ANY RIGHTS THEY MAY HAVE TO HAVE THE DISPUTE DECIDED BY A JUDGE OR A JURY. BY EXECUTING THIS AGREEMENT, THE PARTIES WAIVE THEIR JUDICIAL RIGHTS TO APPEAL. IF EITHER PARTY REFUSES TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, SUCH PARTY MAY BE COMPELLED TO ARBITRATE. THE PARTIES' AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY. THE PARTIES REPRESENT THAT THEY HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THIS PROVISION TO NEUTRAL ARBITRATION.

8.10          Exhibits.  All exhibits to which reference is made are deemed incorporated in this Agreement whether or not actually attached.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first-above written

NUTRACEA

/s/ James C. Lintzenich
By: James C. Lintzenich
Title: CEO

W. JOHN SHORT

/s/ W. John Short

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

EXHIBIT A

PROPRIETARY INFORMATION AGREEMENT

NutraCea, a California corporation ("Company"), and __________, an individual ("Employee"), agree as follows:

1.           Employment.  Employee acknowledges that the obligations of Employee set forth in this Agreement are a condition of Employee's employment with Company and are agreed to by Employee in consideration of such employment.  The parties agree that this Agreement shall not in any way affect the employer/employee relationship of the parties other than as specifically set forth in this Agreement, including without limitation the ability of Company to terminate Employee’s employment at will (unless otherwise provided in a written agreement, properly signed by Company).

2.           Term.  The term of this Agreement shall commence on the date hereof and shall continue for the duration of Employees employment with Company.

3.           Confidential Information.  Employee agrees not to disclose to any others, or take or use for Employee's own purposes or purposes of any others, during the term of this Agreement or at any time thereafter, any of Company's Confidential Information (as defined below).  Employee agrees that these restrictions shall also apply to (1) Confidential Information belonging to third parties in Company's possession, (2) Confidential Information belonging to any parent or subsidiary of the Company and (3) Confidential Information conceived, originated, discovered or developed by Employee during the term of this Agreement.  "Confidential Information" means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, marketing, finances or other business information disclosed to Employee by Company, either directly or indirectly, in writing, orally or by drawings, or by observation of products.  Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of Employee.  Employee further agrees not to improperly use or disclose or bring onto the premises of Company any trade secrets of another person or entity during the term of this Agreement.  Employee recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty to the Company, to maintain the confidentiality of such information and to use it only for certain limited purposes.  Employee agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation, or to use it, except as necessary, in carrying out Employee’s work for the Company consistent with the Company's agreement with such third party.

4.           Inventions.  For purposes of this Agreement, "Invention" shall mean any new inventions, improvements, machines, manufactures, methods, processes, uses, apparatuses, compositions of matter, designs, original works of authorship, formulas, databases, computer programs or software, or configurations of any kind, discovered, conceived, developed, made, or produced or any improvements to them, and shall not be limited to the definition of an invention contained in the United States Patent Laws.

4.1.           Assignment of Inventions.  Employee assigns to Company all of Employee's interest in all ideas and Inventions, whether or not patentable, copyrightable or protectible as trade secrets, made or conceived by Employee, solely or jointly with any others, during the term of Employee's employment with Company, except for any idea or Invention for which no equipment, supplies, time, facilities or trade secret information of Company was used and that was developed entirely upon Employee's own time, and does not relate either to the business of Company or Company's actual or demonstrably anticipated research or development.  All ideas and Inventions hereby assigned are referred to as “Assigned Inventions”.  Employee agrees to promptly disclose all Assigned Inventions in writing to Company, to assist Company in preparing patent applications and assignments for those Inventions and to vest title to those Inventions in Company, all at Company's expense, but for no consideration to Employee in addition to Employee's salary or wages.  If Company requires Employee's assistance under this Section after termination of Employee's employment, Employee shall be compensated for Employee's time actually spent in providing that assistance at any hourly rate equivalent to Employee's salary or wages during Employee's last period of employment by Company.

4.2.           Prior Inventions.  Employee has attached as Exhibit A, a list of any Inventions belonging to Employee prior to employment with Company ("Prior Inventions"), that relate to the business of Company or Company's actual or demonstrably anticipated research or development and that are not assigned to Company hereunder.  If no such list is attached, Employee represents that there are no such Prior Inventions.  If in the course of employment with Company, Employee incorporates into a Company product, process or machine a Prior Invention owned by Employee or in which Employee has an interest, Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide and assignable license to make, have made, modify, sublicense, use and sell such Prior Invention as part of or in connection with such product, process or machine.

4.3.           Records of Inventions.  Employee agrees to keep and maintain adequate and current written records of all Inventions of Employee during the term of employment with Company.  Such records shall be in the form of notes, sketches, drawings, and any other format that may be specified by Company, and shall be available to and remain the sole property of Company at all times.

4.4           Works for Hire.  Employee acknowledges and agrees that any copyrightable works prepared by Employee within the scope of Employee’s employment are “works for hire” under the Copyright Act and that the Company will be considered the author and owner or such copyrightable works.  Employee agrees that all Inventions that (a) are developed using equipment, supplies, facilities or trade secrets of the Company, (b) result from work performed by Employee for the Company, or (c) relate to the Company’s business or current or anticipated research and development will be the sole and exclusive property of the Company and are hereby irrevocably assigned by Employee to the Company.

4.5           Assignment of Other Rights.  In addition to the foregoing assignment of Inventions to the Company, Employee hereby irrevocably transfers and assigns to the Company: (a) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Invention: and (b) any and all “Moral Rights” (as defined below) that Employee may have in or with respect to any Invention.  Employee also hereby forever waives and agrees never to assert any and all Moral Rights Employee may have in or with respect to any Inventions, even after termination of Employee’s work on behalf of the Company.  “Moral Rights” mean any rights to claim authorship of an Invention, to object to or prevent the modification of any Invention, or to withdraw from circulation or control the publication or distribution of any Invention, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless or whether or not such right is denominated or generally referred to as a “moral right”.

5.           Return of Property.  Employee agrees that upon termination of employment with Company, Employee will deliver to Company all devices, records, data, disks, computer files, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by Employee pursuant to employment with Company or otherwise belonging to Company, its successors or assigns.  In the event of the termination of Employee’s employment, Employee agrees to sign and deliver the "Termination Certification" attached hereto as Exhibit B.

6.           Notification of New Employer.  Company shall have the right to notify any future employers of Employee of Employee's rights and obligations under this Agreement.

7.           Other Agreements.  Employee represents that the performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Employee in confidence or in trust prior to employment with Company.  Employee has not and shall not enter into any oral or written agreement in conflict with this Agreement.

8.           Equitable Remedies.  Employee agrees that it would be impossible or inadequate to measure and calculate Company's damages from any breach of the covenants set forth in this Agreement.  Accordingly, Company shall have available, in addition to any other right or remedy available under law or equity, the right to obtain any injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement.  Employee further agrees that no bond or other security shall be required in obtaining such equitable relief and consents to the issuance of such injunction and to the ordering of specific performance.

9.           Miscellaneous.

9.1           Attorneys' Fees; Prejudgment Interest; Governing Laws.  If the services of an attorney are required by any party to secure the performance hereof or otherwise upon the breach or default of another party to this Agreement, or if any judicial remedy or arbitration is necessary to enforce or interpret any provision of this Agreement or the rights and duties of any person in relation thereto, the prevailing party shall be entitled to reasonable attorneys' fees, costs and other expenses, in addition to any other relief to which such party may be entitled.  Any award of damages following judicial remedy or arbitration as a result of the breach of this Agreement or any of its provisions shall include an award of prejudgment interest from the date of the breach at the maximum amount of interest allowed by law.  The rights and obligations of the parties and the interpretation and performance of this Agreement shall be governed by the law of Arizona, excluding its conflict of laws rules.

9.2.           Amendment; Waiver.  The provisions of this Agreement may be modified at any time by agreement of the parties.  Any such agreement hereafter made shall be ineffective to modify this Agreement in any respect unless in writing and signed by the parties against whom enforcement of the modification or discharge is sought.  Any of the terms or conditions of this Agreement may be waived at any time by the party entitled to the benefit thereof, but no such waiver shall affect or impair the right of the waiving party to require observance, performance or satisfaction either of that term or condition as it applies on a subsequent occasion or of any other term or condition.

9.3.           Entire Agreement.  This document and any written employment agreement between Employee and Company constitute the entire agreement between the parties regarding the subject matter, all oral agreements being merged herein, and supersedes all prior representations.  There are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties relating to the subject matter of this Agreement that are not fully expressed herein.

9.4.           Succession.  Subject to the provisions otherwise contained in this Agreement, this Agreement shall inure to the benefit of and be binding on the heirs, successors and assigns of the respective parties hereto.

9.5.           Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the Agreement which can be given effect without the invalid provision shall continue in full force and effect and shall in no way be impaired or invalidated.

9.6           Notices.  Any notice under this Agreement shall be in writing, and any written notice or other document shall be deemed to have been duly given (i) on the date of personal service on the parties, (ii) on the third business day after mailing, if the document is mailed by registered or certified mail, (iii) one day after being sent by professional or overnight courier or messenger service guaranteeing one-day delivery, with receipt confirmed by the courier, or (iv) on the date of transmission if sent by telegram, telex, telecopy or other means of electronic transmission resulting in written copies, with receipt confirmed.   Any such notice shall be delivered or addressed to the parties at the addresses set forth below or at the most recent address specified by the addressee through written notice under this provision.   Failure to conform to the requirement that mailings be done by registered or certified mail shall not defeat the effectiveness of notice actually received by the addressee.

9.7           No Duty to Employ.  Employee understands that this Agreement does not constitute a contract of employment or obligate the Company to employ Employee for any stated period of time.  This Agreement shall be effective as of the first day of Employee’s employment by the Company.

9.8           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall constitute an original but all of which taken together shall constitute one and the same instrument.

[Remainder of page intentionally left blank]

In witness whereof, the parties have executed this Proprietary Information Agreement as of the date set forth below.

Dated:

COMPANY:	EMPLOYEE:

NUTRACEA,
a California corporation

By:
Title:

EXHIBIT A

PRIOR INVENTIONS

Title Date Identifying Number or Brief Description

No inventions or improvements

Additional Sheets Attached

Signature of Employee:

Print Name of Employee:

Date:

EXHIBIT B

NUTRACEA

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, disks, computer files, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to employment with Company or otherwise belonging to NutraCea (the “Company”), its successors or assigns or any parent or subsidiary of the Company.

I further certify that I have complied with all the terms of the Company's Proprietary Information Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Proprietary Information Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company, any parent or subsidiary of the Company, or any of its respective employees, clients, consultants or licensees.

I further agree that for twelve (12) months from this date, I will not (i) hire any employees of the Company, or (ii) directly or indirectly, solicit, induce, recruit or encourage any Company employee, consultant, vender, supplier, customer or client to sever its relationship with the Company or accept an employment, consultant or other business relationship with any other business.

Employee Signature	Date

Employee Name

EXHIBIT B

NUTRACEA

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, disks, computer files, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to employment with NutraCea or otherwise belonging to NutraCea, a California corporation ( “NutraCea”), its successors or assigns or any parent or subsidiary of NutraCea.

I further certify that I have complied with all the terms of NutraCea’s Proprietary Information Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Proprietary Information Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of NutraCea, any parent or subsidiary of NutraCea, or any of its respective employees, clients, consultants or licensees.

I further agree that for twenty four (24) months from this date, I will not (i) hire any employees of NutraCea, or (ii) directly or indirectly, solicit, induce, recruit or encourage any NutraCea employee, consultant, vender, supplier, customer or client to sever its relationship with NutraCea or accept an employment, consultant or other business relationship with any other business.

Employee Signature	Date:

Employee Name